Richard J. DePiano
CEO & Chairman

Direct Dial (610) 254-8904

E-Mail: rdepiano@escalonmed.com

March 31, 2005

VIA FAX AND CERTIFIED MAIL,
RETURN RECEIPT REQUESTED

Mr. Robert J. Palmisano
IntraLase Corporation
3 Morgan
Irvine, CA 92618

Re: Amended and Restated License Agreement (“Agreement”)

Dear Mr. Palmisano:

On March 8, 2005, we received Jan Weir’s letter via Federal Express enclosing IntraLase Corp.’s (“IntraLase”) Check No. 28001 in the amount of $242,699.00, representing the amount IntraLase claims is due Escalon pursuant to the Court’s March 1, 2005 Order. By way of its March 1, 2005 Order, the Court, for all intents and purposes, found IntraLase in breach of the Agreement. Escalon, as our counsel has previously advised IntraLase, accepted IntraLase’s check as partial payment for the royalties due to date under the Agreement as interpreted by the Court.

Notwithstanding the above, under the terms of the Stipulation and Order Regarding November 1, 2004 Hearing on Preliminary Injunction (“Stipulation”), IntraLase failed to timely remedy its breach of the Agreement as alleged in Escalon’s June 10, 2004 letter. Pursuant to the Stipulation, IntraLase had three business days from the parties’ notice of the Court’s March 1, 2005 Order to remedy the breach as alleged by Escalon before the period for cure under paragraph 14.3 of the Agreement would expire. Escalon had notice of the Court’s Order on March 1, 2005. Consequently, pursuant to the terms of the Stipulation, IntraLase had until March 4, 2005 to remedy its breach of the Agreement. IntraLase failed to do so.

Paragraph 3 of the Stipulation expressly authorizes Escalon to terminate the Agreement anytime after the fourth day after the parties receive notice of the Court’s ruling on the

Mr. Robert Palmisano
March 31, 2005

merits finding IntraLase in breach of the Agreement. Clearly, Escalon has had notice of the Court’s March 1, 2005 Order for more than four days. Because IntraLase failed to remedy the breach prior to expiration of the cure period set forth in the Stipulation, the Agreement has terminated.

Cordially,

ESCALON MEDICAL CORP.:

By:	/s/

Richard J. DePiano, Sr.

cc:	James A. Lightman, Esquire William J. Link, Ph.D.